Investor Contact:	Media Contact:
Paul Trussell	KeJuan Wilkins
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2022 FOURTH QUARTER
AND FULL YEAR RESULTS

BEAVERTON, Ore., June 27, 2022 — NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2022 fourth quarter and full year ended May 31, 2022.

•Fourth quarter reported revenues were $12.2 billion, down 1 percent compared to prior year and up 3 percent on a currency-neutral basis*
•NIKE Direct reported revenues for the fourth quarter were $4.8 billion, up 7 percent compared to prior year and up 11 percent on a currency-neutral basis
•Wholesale reported revenues for the fourth quarter were $6.8 billion, down 7 percent compared to prior year and down 3 percent on a currency-neutral basis
•Gross margin for the fourth quarter decreased 80 basis points to 45 percent.
•Diluted earnings per share was $0.90 for the fourth quarter
•The Company announced its Board of Directors has authorized a new four-year, $18 billion program to repurchase shares of NIKE's Class B Common Stock

“NIKE’s results this fiscal year are a testament to the unmatched strength of our brands and our deep connection with consumers," said John Donahoe, President and CEO, NIKE, Inc. “Our competitive advantages, including our pipeline of innovative product and expanding digital leadership, prove that our strategy is working as we create value through our relentless drive to serve the future of sport."**

Fourth quarter NIKE Direct revenues grew 7 percent on a reported basis and 11 percent on a currency-neutral basis, led by 25 percent growth in EMEA, 43 percent growth in APLA and 5 percent growth in North America, partially offset by a decline in Greater China. NIKE Brand Digital grew 15 percent on a reported basis and 18 percent on a currency-neutral basis, driven by double digit growth in APLA, North America and EMEA. NIKE-owned stores declined 2 percent on a reported basis and increased 1 percent on a currency-neutral basis.

“In this dynamic environment, NIKE's unrivaled strengths continue to fuel our momentum,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. "Two years into executing our Consumer Direct Acceleration, we are better positioned than ever to drive long-term growth while serving consumers directly at scale."**

Non-recurring Items Impacting Comparability in the Fourth Quarter
Fourth quarter results contain several non-comparable items, including non-recurring charges recorded in Other (income) expense, net, totaling approximately $150 million, associated with the deconsolidation of our Russian operations, and the transition of our businesses in Argentina, Chile and Uruguay to strategic distributor models.

Fourth Quarter Income Statement Review

•Revenues for NIKE, Inc. decreased 1 percent to $12.2 billion compared to the prior year and were up 3 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $11.7 billion, down 1 percent on a reported basis and up 3 percent on a currency-neutral basis, led by 20 percent growth in EMEA.
◦Revenues for Converse were $593 million, down 1 percent on a reported basis and up 3 percent on a currency-neutral basis, due to wholesale revenue declines offset by growth in our direct to consumer business.
•Gross margin decreased 80 basis points to 45.0 percent, primarily due to higher inventory obsolescence reserves in Greater China and elevated freight and logistics costs, partially offset by strategic pricing actions, favorable changes in net foreign currency exchange rates, including hedges, and margin expansion in our NIKE Direct business.
•Selling and administrative expense increased 8 percent to $4.0 billion.
◦Demand creation expense was $1.1 billion, up 6 percent, primarily due to increased sports marketing expenses and continued investments in digital marketing to support heightened digital demand.
◦Operating overhead expense increased 8 percent to $3.0 billion, due to higher strategic technology investments, and an increase in NIKE Direct variable costs and wage-related expenses.
•The effective tax rate was (4.7) percent compared to 18.6 percent for the same period last year, due to a shift in our earnings mix and a non-cash, one-time benefit related to the onshoring of our non-U.S. intangible property.
•Net income was $1.4 billion, down 5 percent, and Diluted earnings per share was $0.90, down 3 percent compared to prior year.

Fiscal 2022 Income Statement Review

•Revenues for NIKE, Inc. increased 5 percent to $46.7 billion, up 6 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $44.4 billion, up 5 percent on a reported basis and 6 percent on a currency-neutral basis, driven by double-digit growth in NIKE Direct, partially offset by slight declines in wholesale revenues.
◦NIKE Direct revenues were $18.7 billion, up 14 percent on a reported basis and up 15 percent on a currency-neutral basis, led by NIKE Brand digital growth of 18 percent and NIKE-owned stores were up 10 percent.
◦Revenues for Converse were $2.3 billion, up 6 percent on a reported basis and up 7 percent on a currency-neutral basis, led by double-digit growth in our direct to consumer business, partially offset by lower wholesale revenues.
•Gross margin increased 120 basis points to 46.0 percent, primarily due to margin expansion in our NIKE Direct business, a higher mix of full-price sales and favorable changes in net foreign currency exchange rates, including hedges, partially offset by elevated freight and logistics costs and higher inventory obsolescence reserves in Greater China in the fourth quarter.
•Selling and administrative expense increased 14 percent to $14.8 billion.
◦Demand creation expense was $3.9 billion, up 24 percent compared to prior year, primarily due to normalization of spend against brand campaigns and continued investments in digital marketing to support heightened digital demand.
◦Operating overhead expense increased 11 percent to $11.0 billion due to higher strategic technology investments, and an increase in wage-related expenses and NIKE Direct variable costs.
•The effective tax rate was 9.1 percent, compared to 14.0 percent for the same period last year, due to a shift in our earnings mix and a non-cash, one-time benefit related to the onshoring of our non-U.S. intangible property.
•Net income was $6.0 billion, up 6 percent, and Diluted earnings per share was $3.75, up 5 percent compared to prior year.

May 31, 2022 Balance Sheet Review

•Inventories for NIKE, Inc. were $8.4 billion, up 23 percent compared to the prior year period, driven by elevated in-transit inventories due to extended lead times from ongoing supply chain disruptions, partially offset by strong consumer demand.
•Cash and equivalents and short-term investments were $13.0 billion, $479 million lower than prior year, as free cash flow was offset by share repurchases and dividends.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 20 consecutive years of increasing dividend payouts.

In the fourth quarter, the Company returned approximately $1.5 billion to shareholders, including:
•Dividends of $481 million, up 11 percent from prior year.
•Share repurchases of $1.1 billion, reflecting 8.5 million shares retired as part of the four-year, $15 billion program approved by the Board of Directors in June 2018.

In fiscal 2022, the Company returned approximately $5.8 billion to shareholders, including:
•Dividends of $1.8 billion, up 12 percent from prior year.
•Share repurchases of $4.0 billion, reflecting 27.3 million shares retired. As of May 31, 2022, a total of 77.4 million shares for $8.7 billion had been repurchased under the current program.

In June 2022, the Board of Directors authorized a new four-year, $18 billion program to repurchase shares of NIKE's Class B common stock. The Company's new program will replace the current $15 billion share repurchase program, which will be terminated in fiscal year 2023. Repurchases under the Company's new program will be made in open market or privately negotiated transactions in compliance with the Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements and other relevant factors. The new share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company's discretion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 27, 2022, to review fiscal fourth quarter and full year results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 15, 2022.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table or the Supplemental NIKE Brand Revenue table regarding this non-GAAP financial measure.
**
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(In millions, except per share data)	5/31/2022	5/31/2021	Change	5/31/2022	5/31/2021	Change
Revenues	$12,234	$12,344	-1%	$46,710	$44,538	5%
Cost of sales	6,731	6,689	1%	25,231	24,576	3%
Gross profit	5,503	5,655	-3%	21,479	19,962	8%
Gross margin	45.0%	45.8%		46.0%	44.8%

Demand creation expense	1,061	997	6%	3,850	3,114	24%
Operating overhead expense	2,974	2,745	8%	10,954	9,911	11%
Total selling and administrative expense	4,035	3,742	8%	14,804	13,025	14%
% of revenues	33.0%	30.3%		31.7%	29.2%

Interest expense (income), net	40	63	—	205	262	—
Other (income) expense, net	54	(4)	—	(181)	14	—
Income before income taxes	1,374	1,854	-26%	6,651	6,661	0%
Income tax (benefit) expense	(65)	345	-119%	605	934	-35%
Effective tax rate	(4.7)%	18.6%		9.1%	14.0%

NET INCOME	$1,439	$1,509	-5%	$6,046	$5,727	6%

Earnings per common share:
Basic	$0.91	$0.96	-5%	$3.83	$3.64	5%
Diluted	$0.90	$0.93	-3%	$3.75	$3.56	5%

Weighted average common shares outstanding:
Basic	1,572.0	1,579.0		1,578.8	1,573.0
Diluted	1,595.0	1,614.9		1,610.8	1,609.4

Dividends declared per common share	$0.305	$0.275		$1.190	$1.070

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	% Change
(Dollars in millions)	2022	2021
ASSETS
Current assets:
Cash and equivalents	$8,574	$9,889	-13%
Short-term investments	4,423	3,587	23%
Accounts receivable, net	4,667	4,463	5%
Inventories	8,420	6,854	23%
Prepaid expenses and other current assets	2,129	1,498	42%
Total current assets	28,213	26,291	7%
Property, plant and equipment, net	4,791	4,904	-2%
Operating lease right-of-use assets, net	2,926	3,113	-6%
Identifiable intangible assets, net	286	269	6%
Goodwill	284	242	17%
Deferred income taxes and other assets	3,821	2,921	31%
TOTAL ASSETS	$40,321	$37,740	7%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$—	—
Notes payable	10	2	400%
Accounts payable	3,358	2,836	18%
Current portion of operating lease liabilities	420	467	-10%
Accrued liabilities	6,220	6,063	3%
Income taxes payable	222	306	-27%
Total current liabilities	10,730	9,674	11%
Long-term debt	8,920	9,413	-5%
Operating lease liabilities	2,777	2,931	-5%
Deferred income taxes and other liabilities	2,613	2,955	-12%
Redeemable preferred stock	—	—	—
Shareholders’ equity	15,281	12,767	20%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$40,321	$37,740	7%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2022	5/31/2021	Change		5/31/2022	5/31/2021	Change
North America
Footwear	$3,580	$3,793	-6%	-6%	$12,228	$11,644	5%	5%
Apparel	1,375	1,448	-5%	-5%	5,492	5,028	9%	9%
Equipment	160	143	12%	12%	633	507	25%	25%
Total	5,115	5,384	-5%	-5%	18,353	17,179	7%	7%
Europe, Middle East & Africa
Footwear	2,030	1,831	11%	22%	7,388	6,970	6%	9%
Apparel	1,083	1,023	6%	16%	4,527	3,996	13%	16%
Equipment	138	125	10%	20%	564	490	15%	17%
Total	3,251	2,979	9%	20%	12,479	11,456	9%	12%
Greater China
Footwear	1,178	1,316	-10%	-12%	5,416	5,748	-6%	-10%
Apparel	350	572	-39%	-40%	1,938	2,347	-17%	-21%
Equipment	33	45	-27%	-28%	193	195	-1%	-6%
Total	1,561	1,933	-19%	-20%	7,547	8,290	-9%	-13%
Asia Pacific & Latin America
Footwear	1,197	1,007	19%	28%	4,111	3,659	12%	17%
Apparel	429	396	8%	16%	1,610	1,494	8%	12%
Equipment	56	55	2%	9%	234	190	23%	28%
Total	1,682	1,458	15%	24%	5,955	5,343	11%	16%
Global Brand Divisions[2]	48	7	586%	524%	102	25	308%	302%
TOTAL NIKE BRAND	11,657	11,761	-1%	3%	44,436	42,293	5%	6%
Converse	593	596	-1%	3%	2,346	2,205	6%	7%
Corporate[3]	(16)	(13)	—	—	(72)	40	—	—
TOTAL NIKE, INC. REVENUES	$12,234	$12,344	-1%	3%	$46,710	$44,538	5%	6%

TOTAL NIKE BRAND
Footwear	$7,985	$7,947	0%	4%	$29,143	$28,021	4%	4%
Apparel	3,237	3,439	-6%	-2%	13,567	12,865	5%	6%
Equipment	387	368	5%	10%	1,624	1,382	18%	18%
Global Brand Divisions[2]	48	7	586%	524%	102	25	308%	302%
TOTAL NIKE BRAND REVENUES	$11,657	$11,761	-1%	3%	$44,436	$42,293	5%	6%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS
(Unaudited)
				% Change Excluding Currency Changes[1]

	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2022	5/31/2021	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$25,608	$25,898	-1%	-1%
Sales through NIKE Direct	18,726	16,370	14%	15%
Global Brand Divisions[2]	102	25	308%	302%
TOTAL NIKE BRAND REVENUES	$44,436	$42,293	5%	6%

NIKE Brand Revenues on a Wholesale Equivalent Basis:[3]
Sales to Wholesale Customers	$25,608	$25,898	-1%	-1%
Sales from our Wholesale Operations to NIKE Direct Operations	10,543	9,872	7%	7%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$36,151	$35,770	1%	1%

NIKE Brand Wholesale Equivalent Revenues by:[3,4]
Men’s	$18,797	$18,391	2%	3%
Women’s	8,273	8,225	1%	1%
NIKE Kids’	4,874	4,882	0%	0%
Jordan Brand	5,122	4,780	7%	7%
Others[5]	(915)	(508)	-80%	-79%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$36,151	$35,770	1%	1%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] References to NIKE Brand wholesale equivalent revenues, which are considered non-GAAP financial measures, are intended to provide context as to the total size of the Company’s NIKE Brand market footprint if it had no NIKE Direct operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers and 2) internal sales from the Company’s wholesale operations to its NIKE Direct operations which are charged at prices comparable to those charged to external wholesale customers. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

4 As a result of the Consumer Direct Acceleration strategy, announced in fiscal 2021, the Company is now organized around a new consumer construct of Men's, Women's and Kids'. Beginning in the first quarter of fiscal 2022, unisex products are classified within Men's, and Jordan Brand revenues are separately reported. Certain prior year amounts have been reclassified to conform to fiscal 2022 presentation. These changes had no impact on previously reported consolidated results of operations or shareholders' equity. For additional information about the Consumer Direct Acceleration refer to Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations within the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2021.

[5] Others include products not allocated to Men’s, Women’s, NIKE Kids’ and Jordan Brand, as well as certain adjustments that are not allocated to products designated by consumer.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2022	5/31/2021	Change	5/31/2022	5/31/2021	Change
North America	$1,478	$1,794	-18%	$5,114	$5,089	0%
Europe, Middle East & Africa	899	550	63%	3,293	2,435	35%
Greater China	311	691	-55%	2,365	3,243	-27%
Asia Pacific & Latin America	549	418	31%	1,896	1,530	24%
Global Brand Divisions[2]	(1,229)	(1,110)	-11%	(4,262)	(3,656)	-17%
TOTAL NIKE BRAND[1]	2,008	2,343	-14%	8,406	8,641	-3%
Converse	165	138	20%	669	543	23%
Corporate[3]	(759)	(564)	-35%	(2,219)	(2,261)	2%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,414	1,917	-26%	6,856	6,923	-1%
EBIT margin[1]	11.6%	15.5%		14.7%	15.5%
Interest expense (income), net	40	63	—	205	262	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,374	$1,854	-26%	$6,651	$6,661	0%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.